Exhibit 99.1

Conn’s, Inc. Reports Net Sales for the Quarter Ended April 30, 2012

BEAUMONT, Texas--(BUSINESS WIRE)--May 8, 2012--Conn’s, Inc. (NASDAQ: CONN), a specialty retailer of home appliances, furniture, mattresses, consumer electronics, computers and lawn and garden products, today announced its net sales for the three months ended April 30, 2012.

Net sales rose $9.8 million, or 6.2%, to $166.9 million for the quarter ended April 30, 2012, from the comparable prior-year period. Net sales represent total product sales, repair service agreement commissions and service revenues. Same store sales (sales recorded in stores operated for the entirety of both periods, excluding one store in the process of being closed) for the quarter ended April 30, 2012 increased 17.8% over the same period in 2011. Factors influencing the Company’s year-over-year net sales performance include the following:

  Continued expansion in average selling prices across the major categories;
  Improved and expanded product selection in the furniture and mattresses category; and
  Same store sales benefited from the closure of 11 stores during fiscal year 2012, as the Company has been able to retain a portion of the sales from the closed locations.

“We achieved 17.8% same store sales growth despite continued weakness in TV sales,” commented Theodore M. Wright, the Company’s Chairman and CEO. “Our retail operations delivered gross margins above our annual guidance driven by a favorable shift in product mix during the quarter.”

The retail gross margin, which includes gross profit from both product and repair service agreement sales, was approximately 33.5% for the quarter ended April 30, 2012, compared to 30.5% in the quarter ended April 30, 2011. Certain of the Company’s vendors provide higher promotional assistance during the first quarter of each fiscal year which benefited retail gross margin by approximately 150 basis points in both periods. The following table presents net sales by category and changes in net sales for the quarter:

	Quarter ended April 30,						Same store
	2012	% of Total	2011	% of Total	Change	% Change	% change
	(dollars in thousands)
Consumer electronics	$52,445	31.4%	$58,133	37.0%	$(5,688)	(9.8)%	(0.2)%
Home appliances	48,293	28.9%	45,133	28.7%	3,160	7.0%	16.7%
Furniture and mattresses	28,446	17.0%	21,970	14.0%	6,476	29.5%	43.1%
Home office	12,150	7.3%	11,109	7.0%	1,041	9.4%	19.9%
Other	10,778	6.5%	7,934	5.1%	2,844	35.8%	47.3%
Total product sales	152,112	91.1%	144,279	91.8%	7,833	5.4%	16.0%

Repair service agreement commissions	11,323	6.8%	8,902	5.7%	2,421	27.2%	36.8%
Service revenues	3,430	2.1%	3,889	2.5%	(459)	(11.8)%
Total net sales	$166,865	100.0%	$157,070	100.0%	$9,795	6.2%	17.8%

The following provides a summary of items impacting the Company’s key categories during the quarter, compared to the same quarter in the prior fiscal year:

  Consumer electronics sales decreased due primarily to the closure of 11 stores in fiscal year 2012. On a same store basis, sales were comparable with growth in home theater and television sales offset by a reduction in gaming hardware and accessory item sales. With the Company’s decision not to compete for low-priced, low-margin television sales during the current quarter, the same store average selling price for televisions increased 27.4%, while unit sales declined 21.0%;
  Home appliance sales increased during the quarter on a 28.7% increase in the average selling price, partially offset by a 15.9% decrease in unit sales. Approximately half of the unit sales decline was attributable to store closures in the prior fiscal year. On a same store basis, laundry sales were up 20.0%, refrigeration sales were up 15.9% and cooking sales were up 32.1%, while room air conditioner sales were down 29.8% due to milder temperatures;
  The growth in furniture and mattress sales was driven by enhanced displays and product selection, and increased promotional activity. The reported increase was moderated by the impact of the store closures. Furniture same store sales growth was driven by a 25.2% increase in the average sales price and a 12.5% increase in unit sales. Mattress same store sales also increased reflecting a favorable shift in product mix with the Company’s decision to discontinue offering low price-point products. The average mattress selling price was up 69.5%, while unit volume declined 12.1% on a same store basis; and
  Home office sales grew primarily as a result of the expansion of tablet sales and a 24.5% increase in the average selling price of laptop and desktop computers, partially offset by the impact of store closures, a decline in computer unit volume and lower sales of accessory items.

All of the above amounts are preliminary estimates and are subject to change upon completion of the Company’s quarterly financial statement closing process. Actual results may differ significantly from the preliminary estimates.

The Company will host a conference call and audio webcast on Monday, June 4, 2012, at 10:00 A.M., CT, to discuss its earnings and operating performance for the quarter. The webcast will be available live at ir.Conns.com and will be archived for one year. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 65 retail locations in Texas, Louisiana and Oklahoma: with 22 stores in the Houston area, 15 in the Dallas/Fort Worth Metroplex, seven in San Antonio, three in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and two in Oklahoma. The Company’s primary product categories include:

  Home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges;
  Consumer electronics, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, Blu-ray and DVD players, video game equipment, portable audio, MP3 players and home theater products;
  Furniture and mattresses, including furniture for the living room, dining room, bedroom and related accessories and mattresses; and
  Home office, including desktop and notebook computers, tablets, printers and computer accessories.

Additionally, the Company offers a variety of products on a seasonal basis, including lawn and garden equipment, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers, in addition to third-party financing programs and third-party rent-to-own payment plans. In the last three years, the Company financed, on average, approximately 61%, including down payments, of its retail sales under its in-house financing plan.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

  the Company's growth strategy and plans regarding opening new stores and entering new markets;
  the Company's intention to update, relocate or expand existing stores;
  the effect of closing or reducing the hours of operation of existing stores;
  the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores;
  the Company's ability to introduce additional product categories;
  sales trends in the home appliances, consumer electronics and furniture and mattress industries and the Company's ability to respond to those trends;
  changes in product sales or gross margin trends;
  the pricing actions and promotional activities of competitors;
  relationships with the Company's key suppliers;
  changes in outstanding balance, delinquency and loss trends in the receivables portfolio;
  the Company’s ability to offer flexible financing programs;
  changes in the interest and fee yield earned on the receivables portfolio;
  changes in the Company’s underwriting and collection practices and policies;
  changes in the costs to collect the receivables portfolio;
  the Company’s ability to amend, renew or replace its existing debt or other credit arrangements before the maturity dates of such arrangements;
  the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets;
  the ability of the Company to obtain additional funding for the purpose of funding the receivables generated by the Company;
  the ability of the Company to maintain compliance with the covenants in its debt and other credit arrangements or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants;
  changes in covenant requirements in future debt and other credit arrangements;
  reduced availability under the Company’s credit facilities as a result of borrowing base requirements and the impact on the borrowing base calculation of changes in the performance or eligibility of the customer receivables financed by that facility;
  the ability of the financial institutions providing lending facilities to the Company to fund their commitments;
  the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s financing providers;
  the cost of any amended, renewed or replacement debt or other credit arrangements;
  interest rates;
  general economic and financial market conditions, including conditions in the capital markets;
  weather conditions in the Company's markets;
  the outcome of litigation or government investigations;
  changes in the Company's stock price; and
  the actual number of shares of common stock outstanding.

Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed on April 12, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chief Operating Officer
Michael J. Poppe, (409) 832-1696 Ext. 3294
or
Investors:
S.M. Berger & Company
Andrew Berger, (216) 464-6400